EXHIBIT 3.2


                               CHAPMAN AND CUTLER
                             111 WEST MONROE STREET
                             CHICAGO, ILLINOIS 60603

                                  July 17, 2002

Van Kampen Funds Inc.
1 Parkview Plaza
Oakbrook Terrace, Illinois  60181-5555

The Bank of New York
101 Barclay Street, 17 West
New York, New York  10005

                   Re: Van Kampen Focus Portfolios, Series 347
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Ladies/Gentlemen:

         We have acted as counsel for Van Kampen Funds Inc., depositor of Van Kampen Focus Portfolios, Series 347 (the "Fund"), in connection with the issuance of units of fractional undivided interest in the Fund (the "Units"), under a Trust Agreement dated July 17, 2002 (the "Indenture") among Van Kampen Funds Inc., as depositor (the "Depositor"), Cohen & Steers Capital Management, Inc. or Van Kampen Investment Advisory Corp., each as a supervisor, and The Bank of New York, as trustee (the "Trustee"). The Fund is comprised of the following unit investment trusts: Strategic Growth Large-Cap Portfolio 2002-3, Strategic Small-Cap Portfolio 2002-3 and Cohen & Steers REIT Income Portfolio, Series 4 (the "Trusts").

         In this connection, we have examined the registration statement and the prospectus for the Fund, the Indenture, and such other instruments and documents as we have deemed pertinent.

         The assets of the Trust will consist of a portfolio of equity securities (the "Equity Securities") and shares in a real estate investment trust ("REIT Shares") as set forth in the Prospectus. For purposes of this opinion, it is assumed that each Equity Security is equity for federal income tax purposes and that each REIT share represents a share in an entity treated as a real estate investment trust for federal income tax purposes. The Equity Securities and the REIT Shares are collectively referred to herein as the "Securities".

         Based upon the foregoing and upon an investigation of such matters of law as we consider to be applicable, we are of the opinion that, under existing United States Federal income tax law:

                   (i) The Trust is not an association taxable as a corporation for Federal income tax purposes but will be governed by the provisions of subchapter J (relating to trusts) of chapter 1, of the Internal Revenue Code of 1986 (the "Code").

                  (ii) A Unitholder will be considered as owning a pro rata share of each asset of each Trust in the proportion that the number of Units he or she holds bears to the total number of Units outstanding. Under subpart E, subchapter J of chapter 1 of the Code, income of each Trust will be treated as income of each Unitholder in the proportion described, and an item of Trust income will have the same character in the hands of a Unitholder as it would have in the hands of the Unitholder if the Unitholder directly owned the assets of the trust. Each Unitholder will be considered to have received his or her pro rata share of income derived from each Trust asset when such income would be considered to be received by the Unitholder if the Unitholder directly owned the assets of the trust.

                 (iii) The price a Unitholder pays for his or her Units, generally including sales charges, is allocated among his or her pro rata portion of each Security held by Trust (in proportion to the fair market values thereof on the valuation date closest to the date the Unitholder purchases the Units), in order to determine tax basis for his or her pro rata portion of each Security held by the Trust. For Federal income tax purposes, a Unitholder's pro rata portion of distributions of cash or property by a corporation with respect to an Equity Security ("dividends" as defined by Section 316 of the Code ) are taxable as ordinary income to the extent of such corporation's current and accumulated "earnings and profits." A Unitholder's pro rata portion of dividends which exceed such current and accumulated earnings and profits will first reduce the Unitholder's tax basis in such Equity Security, and to the extent that such dividends exceed a Unitholder's tax basis in such Equity Security, shall be treated as gain from the sale or exchange of property. Certain distributions by such issuer on the REIT Shares may qualify as "capital gain dividends," taxable to shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) as long-term capital gain, regardless of how long a shareholder has owned such shares. In addition, distributions of income or capital gains declared on REIT Shares in October, November, or December will be deemed to have been paid to the shareholders (and, accordingly, to the Unitholders as owners of a pro rata portion of the REIT Shares) on December 31 of the year they are declared, even when paid by the REIT during the following January.

                  (iv) Gain or loss will be recognized to a Unitholder (subject to various nonrecognition provisions under the Code) upon redemption or sale of his or her Units, except to the extent an in kind distribution of Securities is received by such Unitholder from the Trust as discussed below. Such gain or loss is measured by comparing the proceeds of such redemption or sale with the adjusted basis of his or her Units. Before adjustment, such basis would normally be cost if the Unitholder had acquired his or her Units by purchase. Such basis will be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to each Equity Security which are not taxable as ordinary income.

                   (v) If the Trustee disposes of a Trust asset (whether by sale, exchange, liquidation, redemption, or otherwise) gain or loss will be recognized to the Unitholder (subject to various nonrecognition provisions under the Code) and the amount thereof will be measured by comparing the Unitholder's aliquot share of the total proceeds from the transaction with his basis for his or her fractional interest in the asset disposed of. Such basis is ascertained by apportioning the tax basis for his or her Units (as of the date on which the Units were acquired) among each of the Trust assets (as of the date on which his or her Units were acquired) ratably according to their values as of the valuation date nearest the date on which the Unitholder purchased such Units. A Unitholder's basis in his or her Units and of his or her fractional interest in each Trust asset must be reduced, but not below zero, by the Unitholder's pro rata portion of dividends with respect to the Equity Security which is not taxable as ordinary income. However, any loss realized by a Unitholder with respect to the disposition of his por rata portion of the REIT Shares, to the extent such Unitholder has owned his Units for less than six months or the Trust has held the REIT Shares for less than six months, wil be treated as long-term capital loss to the extent of the Unitholder's pro rata portion of any capital gain dividends received (or deemed to have been received) with respect to the REIT Shares.

                  (vi) Under the Indenture, under certain circumstances, a Unitholder tendering Units for redemption may request an in kind distribution of Securities upon the redemption of Units or upon the termination of the Trust. As previously discussed, prior to the redemption of Units or the termination of the Trust, a Unitholder is considered as owning a pro rata portion of each of the Trust's assets. The receipt of an in kind distribution will result in a Unitholder receiving in whole shares of stock and possibly cash. The potential federal income tax consequences which may occur under an in kind distribution with respect to each Security owned by the Trust will depend upon whether or not a Unitholder received cash in addition to Securities. A "Security" for this purpose is a particular class of stock issued by a particular corporation or a REIT. A Unitholder will not recognize gain or loss if a Unitholder only received Securities in exchange for his or her por rata portion in the Securities held by the Trust. However, if a Unitholder also receives cash in exchange for a fractional share of an Security held by the Trust, such Unitholder will generally recognize gain or loss based upon the difference between the amount of cash received by the Unitholder and his tax basis in such fractional share of an Security held by the Trust. The total amount of taxable gains (or losses) recognized upon such redemption will generally equal the sum of the gain (or loss) recognized under the rules described above by he redeeming Unitholder with respect to each Security owned by the Trust .

         With respect to the Equity Securities, a domestic corporation owning Units in a Trust may be eligible for the 70% dividends received deduction pursuant to Section 243(a) of the Code with respect to such Unitholder's pro rata portion of dividends received by the Trust (to the extent such dividends are taxable as ordinary income and are attributable to domestic corporations), subject to the limitations imposed by Sections 246 and 246A of the Code. However, dividends received on the REIT Shares are not eligible for the dividends received deduction.

         To the extent dividends received by a Trust are attributable to foreign corporations, a corporation that owns Units will not be entitled to the dividends received deduction with respect to its pro rata portion of such dividends since the dividends received deduction is generally available only with respect to dividends paid by domestic corporations.

         Section 67 of the Code provides that certain itemized deductions, such as investment expenses, tax return preparation fees and employee business expenses will be deductible by individuals only to the extent they exceed 2% of such individual's adjusted gross income. Unitholders may be required to treat some or all of the expenses of the Trust as miscellaneous itemized deductions subject to this limitation.

         A Unitholder will recognize taxable gain (or loss) when all or part of his pro rata interest in a Security is either sold by the Trust or redeemed or when a Unitholder disposes of his Units in a taxable transaction, in each case for an amount greater (or less) than his or her tax basis therefor, subject to various non-recognition provisions of the Code.

         It should be noted that capital gains can be recharacterized as ordinary income in the case of certain financial transactions that are "conversion transactions." In addition, the Code treats certain transactions designed to reduce or eliminate risk of loss and opportunities for gain (e.g., short sales, offsetting notional principal contracts, futures or forward contracts, or similar transactions) as constructive sales for purposes of recognition of gain (but not loss) and for purposes of determining the holding period.

         It should be noted that payments to a Trust of dividends on Securities that are attributable to foreign corporations may be subject to foreign withholding taxes and Unitholders should consult their tax advisers regarding the potential tax consequences relating to the payment of any such withholding taxes by the Trust. Any dividends withheld as a result thereof will nevertheless be treated as income to the Unitholders. Because under the grantor trust rules, an investor is deemed to have paid directly his share of foreign taxes that have been paid or accrued, if any, an investor may be entitled to a foreign tax credit or deduction for United States tax purposes with respect to such taxes. A required holding period is imposed for such credits.

         Any gain or loss recognized on a sale or exchange will, under current law, generally be capital gain or loss.

         The scope of this opinion is expressly limited to the matters set forth herein, and, except as expressly set forth above, we express no opinion with respect to any other taxes, including foreign, state or local taxes, foreign investors, broker-dealers or collateral tax consequences with respect to the purchase, ownership and disposition of Units.

                                                               Very truly yours,

                                                              CHAPMAN AND CUTLER

MJK/erg